FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Issuer

INTERNATIONAL TOWER HILL MINES LTD. (the “Issuer”)

Suite 1920 – 1188 West Hastings Street

Vancouver, B.C. V6E 4A2

Item 2.	Date of Material Change

November 18, 2009

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is November 18, 2009.  The press release was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer reports that it has received conditional approval for listing on the Toronto Stock Exchange.

Item 5.	Full Description of Material Change

The Issuer reports that it has received the conditional approval of the Toronto Stock Exchange (“TSE”) to list the Issuer’s common shares on the TSE.  Listing of the common shares is subject to compliance with all of the TSE requirements, including receipt by the TSE of all required documentation by February 4, 2010.  The Issuer will notify its shareholders as soon as the date for trading on the TSE has been confirmed.  Once listed, the Issuer’s common shares will continue to trade under the symbol “ITH” and will be de-listed from the TSXV.  The Issuer’s shares will continue to trade on the NYSE-Amex (Symbol “THM”) and Frankfurt (Symbol “IW9”) Stock Exchanges.

Cautionary Note Regarding Forward-Looking Statements

This material change report contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  All statements, other than statements of historical fact, included herein are forward-looking statements.  Although the Issuer believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Issuer cautions investors that any forward-looking statements by the Issuer are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various risks and uncertainties disclosed in the Issuer’s Annual Information Form filed with certain securities commissions in Canada and the Issuer’s annual report on Form 20-F filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Issuer and filed with the appropriate regulatory agencies.  All of the Issuer's Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Issuer's mineral properties.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Jeffrey A. Pontius, President & CEO

Business Telephone No.:  (303) 470-8700

Item 9.	Date of Report

November 20, 2009